Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Beazer Homes Reports Record Fiscal First Quarter EPS of $4.70, up 38%

ATLANTA, January 27, 2005 — Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced results for the quarter ended December 31, 2004, reporting record earnings.  Highlights of the quarter, compared to the same period of the prior year, are as follows:

Quarter Ended December 31, 2004

•                  Record diluted EPS: $4.70 (up 37.8% vs. $3.41 in prior year quarter)

•                  Total revenues: $911.8 million (up 12.6%)

•                  Gross margin from home construction: 22.7% (up 340 basis points)

•                  Operating income margin:  12.2% (up 290 basis points)

•                  Net income: $69.7 million (up 47.7%)

•                  Home closings: 3,574 (down 0.9%)

•                  New orders: 3,545 (up 7.3%)

Record Backlog

•                  Backlog at 12/31/04: 8,427 homes (up 18.3%), sales value $2.35 billion (up 42.3%)

Record Earnings for December Quarter

“We are pleased to announce record financial results for our first quarter of fiscal 2005,” said President and Chief Executive Officer, Ian J. McCarthy.  “Our December quarter revenues increased 12.6%, and new orders were up 7.3%, both indicating continued strength and favorable conditions in the housing industry and Beazer Homes’ strong market position.   This was accompanied by record net income for the quarter, up 47.7% year-over-year despite extremely difficult conditions in the Midwest and Charlotte markets.”

“Beazer Homes’ backlog now stands at a first quarter record level of 8,427 homes with a sales value of $2.35 billion, up 18.3% and 42.3%, respectively, from the backlog homes and sales value at December 31, 2003.  We believe this sizeable backlog increase provides the basis for continued strong performance as we move forward in fiscal 2005,” added McCarthy.

The growth in new home orders for the quarter resulted from increases in the Company’s Southeast, Central and Mid-Atlantic regions.  Order growth in these regions was partially offset by lower orders in the Midwest region, the West region, notably Northern California and Nevada, and Charlotte.

Total home closings of 3,574 were down slightly from the prior year. Home closings increased in the Company’s Mid-Atlantic region and in much of the Southeast, but were offset by declines in Nevada and Arizona in the West region, and parts of Florida and the Carolinas that continue to be impacted by production delays associated with hurricane activity in the previous quarter.

Performance in the Company’s Midwest and Charlotte markets continues to be disappointing.  Soft economic conditions in these markets and a high degree of competition, particularly at entry-level price points, continue to adversely impact results.

Strong Financial Position Continues in December Quarter

“Beazer Homes’ financial position remained strong during the December quarter,” said James O’Leary, Executive Vice President and Chief Financial Officer. “At December 31, 2004, net debt to total capitalization stood at 44.3%, comparable to the prior year, with a cash position of $91.1 million. We achieved record earnings and improved margins this quarter, with an average return on equity for the twelve months ended December 31, 2004 of 22.0%, representing a 250 basis point improvement from the same period a year ago.”

During the first fiscal quarter of 2005, the Company realized increases over the prior year in its home construction gross margin, total gross margin and operating income margin of 340 basis points, 320 basis points and 290 basis points, respectively, as the Company continued to realize benefits from the execution of its profit improvement and price point diversification initiatives and a strong pricing environment in several markets.  These results include warranty costs associated with construction defect claims from water intrusion at Trinity Homes LLC of $10.0 million, compared to $6.9 million in the same period a year ago.  These costs are primarily associated with homes included in the previously disclosed class action suit against Trinity Homes LLC and Beazer Homes Investment Corp., Trinity’s parent.

The Hamilton County Superior Court approved the settlement agreement between the parties in the class action suit related to construction defect claims from water intrusion against Trinity Homes LLC and Beazer Homes Investment Corp., Trinity’s parent, on October 20, 2004.  No appeals of the court’s order approving the settlement were received by the court within the timeframe established by the court.  The Company sent out claims notices on December 17, 2004, and the class members have until February 15, 2005 to file claims.

As the Company receives and evaluates claims pursuant to the settlement, it will accrue estimated costs to resolve those claims.  The Company expects to know substantially the number of claims that will ultimately be filed pursuant to the settlement during the second quarter of fiscal 2005.

EITF 04-8

As a result of EITF 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” which became effective for reporting periods ending after December 15, 2004, the 1,166,400 shares issuable upon conversion of the Company’s convertible senior notes have been included in the first quarter fiscal 2005 diluted weighted average shares outstanding for the purpose of calculating diluted earnings per share.  Correspondingly, after-tax interest and amortization of debt issuance costs related to the notes of approximately $1.3 million has been added back to net income for the same period for the purpose of calculating diluted earnings per share. The impact of the adoption of EITF 04-08 was to reduce diluted earnings per share for the first quarter of fiscal 2005 by $0.30.  Since the Company’s convertible senior notes were not outstanding at December 31, 2003, the adoption of EITF 04-08 had no impact on diluted earnings per share for the first quarter of fiscal 2004.

Fiscal 2005 EPS Outlook

“Our strong backlog coupled with expectations of continued strength in the housing market give us confidence in our future growth opportunities,” said McCarthy.  “In addition, we expect continued execution on strategic initiatives that utilize our size, scale and capabilities to continue to achieve greater profitability and increased market penetration through focused product expansion, price point diversification and by leveraging our national brand.  Our outlook contemplates continued strength in our core markets and the absence of further deterioration in the results and prospects of the Midwest and Charlotte markets.  We reiterate our outlook for fiscal 2005 diluted earnings per share of $20.00 - $21.00 per share absent any unanticipated adverse changes.”

Beazer Homes USA, Inc., headquartered in Atlanta is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia.  Beazer Homes also provides mortgage origination and title services to its homebuyers.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially.  Such risks, uncertainties and other factors include, but are not limited to changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition, potential liability as a result of construction defect, product liability and warranty claims, the possibility that the Company’s improvement plan for the Midwest will not achieve desired results, and other factors described in the Company’s Form S-3/A filed with the Securities and Exchange Commission on August 17, 2004 and Annual Report on Form 10-K for the year ended September 30, 2004.

Contact:	Leslie H. Kratcoski
Vice President, Investor Relations & Corporate Communications
(770) 829-3764
lkratcos@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA
(Dollars in thousands, except per share amounts)

FINANCIAL DATA

	Quarter Ended December 31,
	2004	2003
INCOME STATEMENT
Revenues	$911,827	$810,108
Costs and expenses:
Home construction and land sales	696,355	644,949
Selling, general and administrative expense	104,594	89,507
Operating income	110,878	75,652
Equity in income (loss) of unconsolidated joint ventures	(102)	557
Other income	2,564	1,145

Income before income taxes	113,340	77,354
Income taxes	43,636	30,168
Net income	$69,704	$47,186

Net income per common share:
Basic	$5.19	$3.55
Diluted	$4.70	$3.41

Weighted average shares outstanding, in thousands:
Basic	13,432	13,281
Diluted*	15,100	13,829

Interest incurred	$20,389	$16,871
Interest amortized to cost of sales	$15,959	$13,687
After-tax interest add back for diluted EPS computation	$1,325	$—
Depreciation and amortization	$4,493	$4,014

SELECTED BALANCE SHEET DATA

	December 31,
	2004	2003
Cash	$91,107	$102,267
Inventory	2,585,479	1,960,408
Total assets	3,161,938	2,450,391
Total debt	1,130,270	948,465
Shareholders’ equity	1,305,128	1,043,254

*                  Diluted weighted average shares outstanding for the first quarter of fiscal 2005 includes 1,166,400 shares issuable upon conversion of the Company's convertible senior notes.

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA (Continued)
(Dollars in thousands)

OPERATING DATA

	Quarter Ended December 31,
	2004	2003
SELECTED OPERATING DATA
Closings:
Southeast region	1,239	1,257
West region	1,192	1,214
Central region	190	240
Mid-Atlantic region	370	318
Midwest region	583	579
Total closings	3,574	3,608
New orders, net of cancellations:
Southeast region	1,191	1,043
West region	1,329	1,454
Central region	237	185
Mid-Atlantic region	507	316
Midwest region	281	306
Total new orders	3,545	3,304
Backlog units at end of period:
Southeast region	2,581	2,107
West region	3,277	2,527
Central region	476	341
Mid-Atlantic region	1,184	1,115
Midwest region	909	1,032
Total backlog units	8,427	7,122
Dollar value of backlog at end of period	$2,350,457	$1,651,319
Active subdivisions:
Southeast region	170	178
West region	107	105
Central region	46	40
Mid-Atlantic region	57	48
Midwest region	128	135
Total active subdivisions	508	506

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA (Continued)
(Dollars in thousands)

	Quarter Ended December 31,
	2004	2003
SUPPLEMENTAL FINANCIAL DATA:

Revenues
Home sales	$902,874	$793,297
Land and lot sales	1,215	7,735
Mortgage origination revenue	10,854	12,146
Intercompany elimination - mortgage	(3,116)	(3,070)
Total revenues	$911,827	$810,108
Cost of home construction and land sales
Home sales	$698,299	$640,117
Land and lot sales	1,172	7,902
Intercompany elimination - mortgage	(3,116)	(3,070)
Total costs of home construction and land sales	$696,355	$644,949
Selling, general and administrative
Homebuilding operations	$96,813	$82,113
Mortgage origination operations	7,781	7,394
Total selling, general and administrative	$104,594	$89,507